Exhibit 99.1

Report to Stockholders for the Quarter Ended July 1, 2007

Dear Stockholders,

Your Company reported net income for the second quarter of 2007 of $11.7 million, or basic net income per share of $1.28, compared to $8.9 million, or basic net income per share of $.98, for the second quarter of 2006. Net income for the first six months of 2007 was $16.3 million, or basic net income per share of $1.79, compared to $9.7 million, or basic net income per share of $1.07, for the same period of 2006. Our results in the second quarter and first six months of 2007 included the after-tax impact of restructuring costs of $0.2 million, or basic net income per share of $.02, and $1.5 million, or basic net income per share of $.16, respectively, related to our previously announced simplification of the Company’s operating management structure and reduction in workforce in order to improve operating efficiencies across the Company’s business.

Net sales increased $3.8 million, or 1.0%, in the second quarter of 2007 as compared to the second quarter of 2006. Net sales increased $8.2 million, or 1.1%, in the first six months of 2007 as compared to the same period in 2006. For both the quarter and the first six months the increase in revenue was due to increases in selling price partially offset by decreases in bottle/can volume as well as a decrease in sales to other Coca-Cola bottlers. The decreases in bottle/can volume in the second quarter and first six months of 2007 as compared to the same periods in 2006 were due to declines in sparkling beverages, excluding energy products, that were partially offset by increases in water and tea product sales volume. The quarter and six month results reflect a deliberate strategy to pass along significant increases in raw material costs by increasing net selling prices. As anticipated, the higher pricing negatively impacted sales volume.

The Company’s gross margin dollars increased $1.6 million, or 1.0%, in the second quarter of 2007 as compared to the second quarter of 2006. Gross margin dollars increased $7.1 million, or 2.3%, in the first six months of 2007 as compared to the same period of 2006. The increases in gross margin dollars were primarily due to increases in sales, increases in marketing funding earned from The Coca-Cola Company and reduced manufacturing overhead costs, offset by higher raw material costs.

The Company also realized decreases in selling, delivery and administrative (“S,D&A”) expenses of $1.6 million, or 1.2%, and $2.5 million, or 0.9%, in the second quarter and first six months of 2007, respectively, as compared to the same periods in 2006. Excluding pre-tax restructuring costs of $0.3 million and $2.4 million in the second quarter and first six months of 2007, respectively, S,D&A expenses decreased $1.9 million and $4.9 million as compared to the same periods of 2006. This favorable trend in S,D&A expenses demonstrates our continued focus on resource efficiency.

Your Company demonstrated significant improvement in operating results in the second quarter of 2007 with operating income of $32.5 million, a $3.3 million, or 11.1%, increase as compared to $29.2 million in the second quarter of 2006. Operating income in the first six months of 2007 improved to $53.0 million as compared to $43.4 million in the same period of 2006, a $9.7 million, or 22.3%, increase. These increases are due to a combination of modest growth in gross margin dollars and reductions in S,D&A expenses.

The Company’s product innovation in the second quarter of 2007 included Diet Coke Plus, a vitamin enhanced cola, and Dasani Plus, an enhanced water beverage. The Company also expanded its energy product portfolio through the introduction of BooKoo products along with a line-up of the Company’s own energy drinks. The Company is focused on continuing to drive our results through the combined efforts of resource efficiency and renewed momentum in gross margin production.

J. Frank Harrison, III	William B. Elmore
Chairman and Chief Executive Officer	President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
In Thousands

	July 1,	Dec. 31,	July 2,
	2007	2006	2006

Assets
Current Assets:
Cash and cash equivalents	$71,149	$61,823	$30,971
Trade accounts receivable, net	109,977	91,299	106,740
Accounts receivable, other	32,956	13,480	21,194
Inventories	66,347	67,055	63,932
Prepaids and other current assets	17,444	13,485	15,848

Total current assets	297,873	247,142	238,685

Property, plant and equipment, net	365,167	384,464	385,813
Leased property under capital leases, net	72,929	69,851	71,511
Other assets	36,767	35,542	38,892
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	4,524	4,747	4,986

Total	$1,399,981	$1,364,467	$1,362,608

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of debt	$100,000	$100,000	$—
Current portion of obligations under capital leases	2,517	2,435	1,594
Accounts payable and accrued expenses	160,852	146,507	150,378

Total current liabilities	263,369	248,942	151,972

Deferred income taxes	157,440	162,694	163,650
Pension, postretirement and other liabilities	154,028	146,355	154,685
Obligations under capital leases	78,936	75,071	76,728
Long-term debt	591,450	591,450	691,450

Total liabilities	1,245,223	1,224,512	1,238,485
Minority interest	47,853	46,002	44,489
Stockholders’ equity	106,905	93,953	79,634

Total	$1,399,981	$1,364,467	$1,362,608

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2007	2006	2007	2006

Net sales	$390,443	$386,624	$727,999	$719,803
Cost of sales	221,153	218,935	407,218	406,088

Gross margin	169,290	167,689	320,781	313,715
Selling, delivery and administrative expenses	136,684	138,310	267,515	270,038
Amortization of intangibles	112	142	223	290

Income from operations	32,494	29,237	53,043	43,387
Interest expense	12,294	12,843	24,512	25,063
Minority interest	1,169	1,149	1,850	1,705

Income before income taxes	19,031	15,245	26,681	16,619
Income taxes	7,340	6,358	10,339	6,917

Net income	$11,691	$8,887	$16,342	$9,702

Basic net income per share:
Common Stock	$1.28	$.98	$1.79	$1.07

Weighted average number of Common Stock shares outstanding	6,644	6,643	6,643	6,643

Class B Common Stock	$1.28	$.98	$1.79	$1.07

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460	2,480	2,460

Diluted net income per share:
Common Stock	$1.28	$.97	$1.79	$1.06

Weighted average number of Common Stock shares outstanding — assuming dilution	9,143	9,123	9,137	9,118

Class B Common Stock	$1.28	$.97	$1.79	$1.06

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,500	2,480	2,494	2,475

Cash dividends per share:
Common Stock	$.25	$.25	$.50	$.50
Class B Common Stock	$.25	$.25	$.50	$.50

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by telephone Toll-Free (800) 937-5449 or via the Internet at www.amstock.com.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on The NASDAQ Stock Market (Global Market) under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

Our corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Our mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and its Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website as noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this Report to Stockholders and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s focus on driving its results through the combined efforts of resource efficiency and renewed momentum in gross margin production.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this Report to Stockholders as a result of new information or future events or developments.